Exhibit 99.2

NOBEL LEARNING COMMUNITIES, INC.

Shareholder Rights Plan

Questions and Answers

July 21, 2008

Q:	What is the Shareholder Rights Plan?

A:	The Shareholder Rights Plan (the “Plan”) is an agreement granting the Nobel Learning Communities, Inc. (“NLCI”) shareholders certain rights (the “Rights”) which they may exercise only upon the occurrence of a specified set of events. The Rights are interests which “attach” to shares of NLCI Common Stock outstanding on July 31, 2008, or issued by NLCI after that date.

Q:	How does the Shareholder Rights Plan work?

A:	Generally speaking, the Plan provides that the Rights which you have been granted may be exercised in the event that a party acquires or becomes the beneficial owner of 20% or more of NLCI’s Common Stock, or any person or group that is the beneficial owner of more than 20% of NLCI’s Voting Stock as of July 21, 2008 acquires or becomes the beneficial owner of any additional shares. The Plan defines a series of events and provides that, as a “rights holder,” you will have certain rights if these events occur.

The terms of the Plan are fairly complex because the Plan is intended to address a variety of circumstances. However, the following summary is intended to assist your understanding of the Rights.

Specifically, the Plan provides that shareholders can exercise their Rights a specified number of days after a party or group commences a tender or exchange offer with the goal of acquiring beneficial ownership of or announces an intention to acquire 20% or more of NLCI’s Common Stock. At that point, the Rights entitle a shareholder to receive one one-hundredth of a share of NLCI’s Series A Junior Preferred Stock described below for a price of $45.

Additionally, once a party or group becomes the beneficial owner of 20% or more of NLCI’s Common Stock or any person or group that is the beneficial owner of more than 20% of NLCI’s Voting Stock as of July 21, 2008 acquires or becomes the beneficial owner of any additional shares (the “Acquiring Party”), all shareholders (except the Acquiring Party) can exercise their Rights and receive $90 worth of NLCI Common Stock for a price of $45 (i.e., they can buy Common Stock at a 50% discount) in lieu of their right to purchase Series A Junior Preferred Stock. In the event of a merger or other business combination where NLCI is not the survivor, the shareholder will receive $90 worth of the surviving entity’s common stock for $45.

Under the Plan, NLCI reserves the option to exchange all or part of the Rights held by NLCI shareholders (except the Acquiring Party) for NLCI Common Stock on a one-for-one basis at any time after an Acquiring Party owns at least 20% of NLCI’s Common Stock, but before such party acquires 50% of the Common Stock.

NLCI may redeem all the Rights for $0.01 per Right as long as NLCI does so within a specified time after a public announcement that any person has become an Acquiring Party.

The Rights will expire on July 19, 2012 (assuming NLCI has not redeemed or exchanged them prior to this date).

Q:	What is the Series A Junior Preferred Stock?

A:	The NLCI Series A Junior Preferred Stock is a newly authorized series of preferred stock that will only be issued to those shareholders who elect to exercise their Rights and purchase it in the event the Rights become exercisable as discussed above.

Q:	Do I have to do anything to receive the Rights?

A:	No, Shareholders of record on July 31, 2008 will receive one Right per share of NLCI Common Stock that they own. Shareholders will not receive a separate Rights certificate in the mail. You do not have to sign anything or do anything at this time.

If your Rights become exercisable as described below (see the response to “How does the Shareholder Rights Plan work?”), NLCI’s designated Rights Agent will forward additional documentation to you at that time.

Do not mail back your stock certificates or send any money to NLCI for the Rights.

Q:	Why is NLCI issuing Rights?

A:	The Board approved the Plan because the Board believes that it will protect shareholders against unsolicited attempts to gain control of NLCI by potential acquirers who may not have the best interests of all shareholders in mind and who may not offer an adequate price to all shareholders. In the Board’s view, the Plan helps to safeguard each shareholder’s investment in NLCI by giving the Board time and an opportunity to permit management to execute on its growth strategy to maximize shareholder value.

Specifically, on July 18, 2008, entities controlled by or affiliated with Michael Milken (collectively, the “Milken Entities”) purchased approximately 10% of NLCI’s outstanding common stock in a private transaction, resulting in an aggregate ownership interest of approximately 37% by such entities. Other than what has previously been publicly disclosed by the Milken Entities in filings with the Securities and Exchange Commission, NLCI has no knowledge of an intention by the Milken Entities to acquire control of NLCI, but NLCI believes it is in the best interest of its shareholders to take precautionary measures to assure that all shareholders are treated equally and fairly in any acquisition of NLCI.

Q:	Has NCLI received a takeover offer?

A:	No. The Board is not aware of any current takeover offer or hostile effort to gain control of NLCI.

Q:	Can I sell the Rights?

A:	The Rights cannot be sold or conveyed separately from the Common Stock to which they relate, unless they become exercisable as described below. The Rights are interests that attach to NLCI stock. Thus, if you sell the stock, the Rights are sold with the shares.

Q:	Is NLCI’s financial health affected by the issuance of these Rights?

A:	The issuance of the Rights does not change NLCI’s financial strength or its reported earnings per share.

Q:	Will the Rights Impact NLCI’s operations?

A:	No. The Rights do not impact the operation of NLCI or interfere with its business plans.

Q:	The Rights will be declared as a “dividend” - will this be taxable to me?

A:	No. The issuance of the Rights is not taxable to NLCI or to you as a shareholder.

Q:	Do other companies have Shareholder Right Plans?

A:	Many companies have adopted Shareholder Rights Plans similar to the one adopted by NLCI. In fact, NLCI adopted a similar plan in May 2000 that was subsequently redeemed.

Q:	Are Shareholder Rights Plans effective?

A:	Based upon historical experience, shareholder rights plans are effective in preventing hostile bidders from acquiring control of companies for an unfair price or through coercive tactics. Such plans encourage hostile bidders to negotiate with the Board in order to obtain a fair price for shareholders. Thus, it appears that shareholder rights plans, such as this one, achieve the goal of safeguarding shareholder value, while not foreclosing the possibility of a fair acquisition bid for a company.

If you have any further questions or would like to receive a copy of the Plan, please call Tom Frank at (484) 947-2030. Please note that the Plan has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K and is also available on NLCI’s website (www.NobelLearning.com).

Note: The information provided in these Questions and Answers is only a summary and is qualified in its entirety by the terms of the Plan, which will govern in the event of any conflict of terms. A copy of the Plan will be sent to you free of charge upon request.

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